Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 820,390,000.00	0.0001381	$ 113,295.86
Fees Previously Paid
	Total Transaction Valuation:	$ 820,390,000.00
	Total Fees Due for Filing:			$ 113,295.86
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 113,295.86
Offering Note
[1]	The Transaction Value is calculated as the aggregate maximum purchase price for Interests. The Amount of Filing Fee is calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026, which equals $138.10 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A